Exhibit 5.1

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue

New York, NY 10022

September 24, 2014

xG Technology, Inc.

240 S. Pineapple Avenue, Suite 701

Sarasota, FL 34236

Ladies and Gentlemen:

We have acted as counsel to xG Technology, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-197820) as amended through the date hereof, (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of up to $1,000,000 worth of shares (the “Shares”) of the common stock, $0.00001 par value per share of the Company (the “Common Stock”), that may be issued by the Company to Lincoln Park Capital Fund, LLC (“LPC”). The Shares that may be offered by LPC pursuant to the Registration Statement are issuable pursuant to the Purchase Agreement between the Company and LPC, dated September 22, 2014 (the “Purchase Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that, when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the terms of the Purchase Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

By: /s/ David E. Danovitch

David E. Danovitch, Shareholder